Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

December 19, 2008

Dr. Emile Nuwaysir
2022 Madison St.
Madison, WI 53711

Dear Dr. Nuwaysir:

This letter (when executed and delivered by you as contemplated below, “this Agreement”) will confirm terms and conditions of your employment by Cellular Dynamics International, Inc. (the “Company”). They are as follows:

1.    Term of Employment and Duties
(a)    Term. You are employed by the Company as its Vice President and Chief Operating Officer. Your employment began on May 30, 2008 and shall continue until terminated pursuant to Paragraph 5.
(b)    Employment Duties. During the term of your employment, you agree to devote your best efforts and all of your business time, attention and skill to the business and affairs of the Company as required by its business needs. You will report to the President or Chief Executive Officer of the Company as either directs and you shall perform such duties as may be assigned to you from time to time by or under authority of the Board of Directors of the Company (the “Board of Directors”) and/or the Chief Executive Officer or President of the Company, consistent with the foregoing.
2.    Compensation
(a)    Base Salary. During the term of your employment, the Company will pay you a salary at the rate of $350,000 per year.
(b)    Incentive Bonus. During the term of your employment, in addition to the base salary as provided in Paragraph 2(a), annual bonuses may be paid to you from time to time based upon the attainment of individual and/or Company performance goals and objectives in the good faith discretion of the President, the Board of Directors or its Compensation Committee.
(c)    Payments; Withholding and Other Taxes. Except as may be expressly otherwise provided herein or in any plan, program or agreement pursuant to which any such other compensation is payable, your salary and any and all bonus or other compensation due hereunder shall be payable according to the regular payroll practices of the Company. The Company will deduct from the payments to be made to you under this Agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this Agreement are stated before any such deduction.
(d)    Stock Options. You shall participate in the Company’s 2008 Equity Incentive Plan as determined by the Board of Directors in its sole discretion. The Company has granted you an option to purchase 500,000 shares of the Company’s Common Stock on the terms set out in the Incentive Stock Option Agreement between you and the Company that is being executed and delivered contemporaneously with this Agreement.
3.    Expenses and Benefits
(a)    Employee Expenses. The Company will pay or reimburse you for all reasonable automobile, travel, entertainment and like expenses ordinarily and necessarily incurred by you in furtherance of the Company’s business upon submission of such substantiation as may be required under, and otherwise in accordance with, the Company’s expense reimbursement policy in effect from time to time.
(b)    Fringe Benefits. During the term of your employment, you will be entitled to participate in any health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to executive officers of the Company in accordance with the respective terms and conditions thereof. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. You also will be entitled to paid time off and vacations during the term of your employment in accordance with the Company’s policies as in effect from time to time for executive officers of the Company. Copies of any plans or other documents describing these benefits will be provided to you upon request.
(c)    Effect of Benefits; Timing of Payment. In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to you no later than the calendar year following the calendar year in which you incurs the expenses.
4.    Restrictive Agreement. As consideration for your employment by the Company and the benefits conferred to you under this Agreement, contemporaneously with the execution and delivery of this Agreement, you will execute and deliver to the Company its Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Restrictive Agreement”).

5.    Employment at Will; Termination.
(a)    At Will Relationship. Your employment by the Company is at will and may be terminated at any time, upon thirty (30) days’ prior written notice, by you or by the Company for any reason or no reason. Nothing contained in this Agreement, the Incentive Stock Option Agreement or the Restrictive Agreement will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time.
(b)    Notice of Termination. Any termination of your employment by the Company and/or its subsidiaries, or termination by you for Good Reason will be communicated by Notice of Termination to the other party hereto. A “Notice of Termination” means a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this Agreement applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
6.    Compensation and Benefits upon Termination.
(a)    Payments and Benefits. Upon your termination of employment, the Company will pay to you (i) your salary through your Date of Termination, (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the Date of Termination, and (iii) such other benefits in which you are vested or are otherwise entitled through the Date of Termination. In addition, if your employment with the Company is terminated within the one year period commencing on a Change of Control (i) by the Company other than in the event of Cause or (ii) is terminated by you for Good Reason, then you shall become entitled to receive an amount equal to the amount of your then current annual base salary plus the amount of your target bonus for the calendar year which includes the Date of Termination or, if one has not been set for such year, the immediately prior calendar year. Such amount shall be paid to you in a lump sum not later than thirty (30) days after the Date of Termination. However, if the payment of such amount at such time would subject you to a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), because you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and no other exceptions to the penalty are available, such payment will be delayed until the earliest date permissible following the Date of Termination. Except as expressly provided above in this Paragraph 6, the Incentive Stock Option Agreement, or by law, the Company will have no further obligations to you following your termination of employment.
(b)    Release of Claims. Notwithstanding the foregoing, you will have no right to receive the amount described in the second sentence of Paragraph 6(a) unless and until you execute, and there shall be effective following any statutory period for revocation, a release in a form reasonably acceptable to the Company that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and its subsidiaries and its and their past and current directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your employment with the Company or its subsidiaries, including without limitation claims arising under the Age Discrimination and Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, but excluding any claims covered any applicable worker’s compensation act. Furthermore, your right to receive such amount is conditioned upon your performance of the obligations stated in the Restrictive Agreement. In the event of any material breach of any such obligations after payment of such amount, you will become obligated to return such amount to the Company.
7.    Certain Definitions. The following terms as used herein shall have the following respective meanings:
(a)    “Date of Termination” means the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Company and/or its subsidiaries.
(b)    “Termination” of employment for purposes of Paragraph 6(a) of this Agreement shall only occur to the extent you have a “separation from service” from Company in accordance with Section 409A of the Code. Under Section 409A, a “separation from service” occurs when you and the Company reasonably anticipate that no further services will be performed by you after a certain date or that the level of bona fide services you would perform after such date (whether as an employee or as a consultant) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the employee over the immediately preceding 36-month period.
(c)    “Cause” means any of the following:
(i)    your repeated failure to perform your employment duties and/or assigned work in a competent, diligent and satisfactory manner as determined by the Board of Directors in its reasonable judgment, including, without limitation, any act of insubordination or dereliction of duty in the course of your employment with the Company and/or any of its subsidiaries by you;
(ii)    your commission of any material act of dishonesty or disloyalty involving the Company or any of its subsidiaries, including, without limitation, your commission of an act of fraud, embezzlement or theft or your breach of trust in connection with your duties or in the course of your employment with the Company and/or any of its subsidiaries;
(iii)    your chronic absence from work other than by reason of a serious health condition;
(iv)    your commission of a crime which, in the reasonable judgment of the Board of Directors, is substantially related to the circumstances of your position with the Company or any of its subsidiaries or which has a material adverse effect on the business of the Company or any of its subsidiaries; or
(v)    the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or any of its subsidiaries.
For purposes of this Agreement, no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.
(d)    “Good Reason” means, without your consent, the occurrence of any one or more of the following during your employment with the Company: (i) any reduction by the Company of your duties or responsibilities which reduction is material based on your overall duties and responsibilities (ignoring incidental duties and responsibilities) prior to and after such reduction which remains uncured, if cure thereof is necessary, ten (10) business days after you have given written notice to the Company which specifies such reduction and your objection thereto; (ii) any job requirement imposed by the Company that you change your principal office to a location more than seventy five (75) miles from Dane County, Wisconsin; or (iii) any material breach of any obligation in this Agreement of the Company for the payment or provision of compensation or other benefits to you, which remains uncured ten (10) business days after you have given written notice to the Company which specifies the breach.
(e)    “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than the Company or a Company benefit plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities other than in a transaction the primary purpose of which is to raise equity capital, (ii) a merger or consolidation of the Company with another corporation or entity, or (iii) the sale or disposition by the Company of all or substantially all the Company’s assets (other than in the usual and regular course of business; provided, however, that no change of control shall be deemed to occur as a result of such an acquisition by any other corporation or entity of voting securities or assets of the Company or such a merger or consolidation where immediately following such acquisition more than 50% of the total voting power represented by the then outstanding voting securities of such other corporation or entity or the survivor of such merger or consolidation is owned by the individuals and entities owning the Company’s outstanding voting securities, in substantially the same proportions, immediately prior to such acquisition.

8.    Miscellaneous
(a)    Section 409A Compliance. The Company and you intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in your being subject to payment of tax, interest and tax penalty under Section 409A of the Code, the Company and you agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you.
(b)    Binding Effect. This Agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.
(c)    Governing Law. This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.
(d)    Integration. This Agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you for the Company or your compensation for such services other than the Restrictive Agreement, which shall not be superseded hereby, and all such prior agreements are null and void.
(e)    Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:
if to the Company:

Cellular Dynamics International, Inc.
Attn: President or Chairman of the Board
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

with a copy to:

Anna Geyso, Esq.
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202

and if to you:

Dr. Emile Nuwaysir
2001 Jefferson St.
Madison, WI 53711

(f)    Amendment. The Agreement may be amended or modified only upon the written consent of the Company and you.
(g)    No Conflicting Obligations or Third Party Consents. You hereby represent and warrant to the Company that (i) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any contractual, statutory or other obligation; and (ii) you are not required to obtain the consent of any firm, corporation or other entity or person in order to enter into this Agreement or to perform any of your obligations or duties hereunder.
If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.

Very truly yours,

Cellular Dynamics International, Inc.

/s/ Thomas M. Palay
Thomas M. Palay
Vice Chairman of the Board of Directors and President

I confirm my agreement with
the terms and conditions of this letter.

/s/ Emile Nuwaysir
Emile Nuwaysir

Date: December 19, 2008

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